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                                                                    EXHIBIT 12.1




                     THE COCA-COLA COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS EXCEPT RATIOS)




                                                                     Year Ended December 31,
                                                    -----------------------------------------------------
                                                       1993        1992       1991       1990       1989
                                                    -----------------------------------------------------
    Earnings:

       Income from continuing operations
          before income taxes and changes
          in accounting principles                  $  3,185   $  2,746   $  2,383   $  2,014   $  1,764

       Fixed charges                                     213        207        222        255        326

       Less capitalized interest, net                    (16)       (10)        (8)        (8)        (7)

       Equity income, net of dividends                   (35)       (30)       (16)       (94)       (55)
                                                    -----------------------------------------------------
          Adjusted earnings                         $  3,347   $  2,913   $  2,581   $  2,167   $  2,028
                                                    =====================================================

    Fixed charges:

       Gross interest incurred                      $    184   $    181   $    200   $    238   $    315

       Interest portion of rent expense                   29         26         22         17         11
                                                    -----------------------------------------------------
          Total fixed charges                       $    213   $    207   $    222   $    255   $    326
                                                    =====================================================

          Ratios of earnings to fixed charges           15.7       14.1       11.6        8.5        6.2
                                                    =====================================================


    The Company is contingently liable for guarantees of indebtedness of independent bottling companies and others (approximately $140 million at December 31, 1993). Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.